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                                                                   EXHIBIT 99.6


CAPSTAR COMMUNICATIONS, INC. COMPLETES
TENDER OFFER FOR SENIOR SUBORDINATED NOTES

         AUSTIN AND DALLAS, TEXAS, NOVEMBER 12, 1999 -- Capstar Communications, Inc. ("Capstar Communications"), an indirect subsidiary of AMFM Inc. (NYSE:AFM) ("AMFM"'), announced today that it has completed its offer to purchase its 10 3/4% Senior Subordinated Notes due 2006 (the "Notes"). Capstar Communications' cash tender offer and related consent solicitation, which commenced on September 27, 1999, expired at 12:00 midnight, New York City time, on Tuesday, November 9, 1999 (the "Expiration Date").

         As of the Expiration Date, $293,641,000 aggregate principal amount of the Notes representing 99.9% of the outstanding Notes had been validly tendered and not withdrawn. All Notes validly tendered with respect to the tender offer prior to the Expiration Date were accepted for payment. In addition, Capstar Communications received the requisite consents to the proposed amendments to the Indenture pursuant to which the Notes were issued.

         Deutsche Bank Securities Inc. served as the Dealer Manager and MacKenzie Partners, Inc. served as the Information Agent for the tender offer and consent solicitation.

         Capstar Communications is an indirect subsidiary of AMFM, the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including the AMFM Radio Networks and the Chancellor Marketing Group, and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, AMFM Radio Group with over 440 stations in 100 markets reaches a weekly listener base of approximately 64 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. AMFM's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's E-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

For more information contact:

         Kevin Mischnick
         AMFM Inc.
         Telephone No. (512) 340-7800